Exhibit 3.9

STATE OF DELAWARE

CERTIFICATE FOR REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware (the “DGCL”), and hereby certifies as follows:

1.	The name of the corporation at the time its certificate of incorporation became forfeited or void was Origin, Inc. and the corporation was originally incorporated under the name Plasma Jet Technologies, Inc.

2.	The date of filing of the corporation’s original Certificate of Incorporation in the State of Delaware was June 14, 2010.

3.	The new name under which the corporation is to be revived is Origin Life Sciences, Inc., pursuant to Section 312(f) of the DGCL, as a result of another corporation organized under the laws of the State of Delaware adopting the name “Origin, LLC” while the corporation’s certificate of incorporation was forfeited or void.

4.	The Registered Office of the corporation in the State of Delaware is located at 16192 Coastal Highway, in the City of Lewes, County of Sussex, 19958. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Harvard Business Services, Inc.

5.	The corporation desiring to be revived and so reviving its certificate of incorporation was organized under the laws of the State of Delaware.

6.	The corporation was duly organized and carried on the business authorized by its charter, under the name Origin, Inc., until the 1st day of March, 2020, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report.

7.	This Certificate of Revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By:	/s/ Michael Preston
(Authorized Officer)

Michael Preston
Chairman and Chief Executive Officer
(Name and Title)